Exhibit 1.01

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment Agreement”) is made as of this 12th day of July, 2011 among Google Inc. (the “Company”), Morgan Stanley & Co. LLC (formerly Morgan Stanley & Co. Incorporated) (the “Auction Manager”), Citigroup Global Markets Inc. (“CGMI”), Credit Suisse Management LLC (“CSM”), Credit Suisse Securities (USA) LLC (“CSS”), UBS AG, London Branch (“UBSAG”) and UBS Securities LLC (“UBSS”).

WHEREAS, the Company, CGMI, the Auction Manager, CSM and UBSAG are parties to a Warrant Agreement dated as of April 20, 2007, as amended on July 20, 2007 (the “Warrant Agreement”), relating to the Company’s transferable employee stock option program;

WHEREAS, the Company, the Auction Manager, CGMI, CSS and UBSS are parties to a Bidding Rules Agreement dated as of April 20, 2007, as amended on July 20, 2007 (the “Bidding Rules Agreement”) relating to the Company’s transferable employee stock option program;

WHEREAS, the Company, the Auction Manager, CGMI, CSS and UBSS are parties to a Distribution Agreement dated as of April 20, 2007, as amended on July 20, 2007 (the “Distribution Agreement”), relating to the Company’s transferable employee stock option program;

WHEREAS, the Company and the Auction Manager are parties to a Development, Hosting and License Agreement dated as of April 20, 2007, as amended on April 16, 2009 (the “License Agreement” and, together with the Warrant Agreement, the Bidding Rules Agreement and the Distribution Agreement, the “TSO Agreements”), relating to the Company’s transferable employee stock option program;

WHEREAS, the parties wish to amend the TSO Agreements to allow for certain auctions to be processed on the terms and conditions set forth in this Amendment Agreement;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto agree as follows:

Section 1. Terms Used But Not Defined Herein. Terms used but not defined herein shall have the respective meanings given to them in the Warrant Agreement or the Bidding Rules Agreement, as the case may be.

Section 2. Amendments to the TSO Agreements. Notwithstanding any provision in any of the TSO Agreements, including, without limitation, the definition of “Market Order” in Exhibit A to the Bidding Rules Agreement and Section 5(h) of Exhibit A to the Bidding Rules Agreement, if (x) in the case of a Market Order, the highest Bid that would otherwise be a winning Bid is not above the intrinsic value of the relevant Transferable Stock Option, as determined in good faith by the Auction Manager (the “Intrinsic Value”), or (y) in the case of a Limit Order, both the highest Bid and the Limit Price for the relevant Transferable Stock Option are not above the Intrinsic Value of the relevant Transferable Stock Option, then, in either case, an auction will be processed with respect to such Transferable Stock Option pursuant to the TSO Agreements, except that:

(a)	the Auction Manager shall be deemed to be the winning Bidder with a Bid at a price equal to the Intrinsic Value of such Transferable Stock Option; and

(b)	Full Physical Settlement shall apply with respect to the exercise of the related Warrant created pursuant to Section 2.01(a) of the Warrant Agreement notwithstanding any prior notice to the contrary received by the Warrant Agent or any Warrantholder; provided, however, that Full Physical Settlement of such Warrant shall be applicable only to such Warrant and shall not be deemed to be an “election” pursuant to Section 3.01 of the Warrant Agreement for purposes of determining the settlement method for any other Warrant.

Section 3. Fees. The Company shall pay to the Auction Manager on a quarterly basis cash in an amount equal to the product of (i) USD 15.00, and (ii) the aggregate number of Transferable Stock Options for which an auction was processed under Section 2 of this Amendment Agreement during the relevant calendar quarter, promptly following the Company’s receipt of a statement from the Auction Manager setting forth such amount.

Section 4. Effectiveness. This Amendment Agreement shall become effective upon execution by the parties hereto.

Section 5. Counterparts. This Amendment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

Section 6. Governing Law. THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

Section 7. Effectiveness of TSO Agreements. Except as amended hereby, all the terms of the TSO Agreements shall remain and continue in full force and effect and are hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment Agreement has been duly executed by the parties hereto as of the day and year first above written.

GOOGLE INC.

By:	/s/ Patrick Pichette
	Name:	Patrick Pichette
	Title:	Senior Vice President and
Chief Financial Officer

MORGAN STANLEY & CO. LLC

By:	/s/ David Oakes
	Name:	David Oakes
	Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Herman Hirsch
	Name:	Herman Hirsch
	Title:	Managing Director

CREDIT SUISSE MANAGEMENT LLC

By:	/s/ Gerry Murtagh
	Name:	Gerry Murtagh
	Title:	Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Shui Wong
	Name:	Shui Wong
	Title:	Vice President

[Signature Page to Amendment Agreement]

UBS AG, LONDON BRANCH

By:	/s/ Hina Mehta
	Name:	Hina Mehta
	Title:	Executive Director and Counsel Region Americas Legal

By:	/s/ Timothy Geller
	Name:	Timothy Geller
	Title:	Director and Counsel Region Americas Legal

UBS SECURITIES LLC

By:	/s/ Michael Riley
	Name:	Michael Riley
	Title:	Managing Director

By:	/s/ Hina Mehta
	Name:	Hina Mehta
	Title:	Executive Director and Counsel Region Americas Legal

[Signature Page to Amendment Agreement]